Exhibit No. (10)a

KIMBERLY-CLARK CORPORATION

MANAGEMENT ACHIEVEMENT AWARD PROGRAM

As Amended and Restated as of November 13, 2008

MANAGEMENT ACHIEVEMENT AWARD PROGRAM

As Amended and Restated as of November 13, 2008

1.	PURPOSE

This Management Achievement Award Program (“MAAP” or the “Plan”) is amended and restated as of November 13, 2008. The purpose of MAAP is to further unite the interests of the stockholders of the Kimberly-Clark Corporation (the “Company”) and its key executives through:

(a)	the annual establishment of Company objectives and the maintenance of a dividend level which are deemed by the Company’s Management Development and Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) to be in the best short- and long-range interests of the Company, and

(b)	the annual payment, or provision for future payment, of incentive compensation to each eligible participating key executive in the form of a cash award which is in an amount significantly above competitive base salary, provided his or her performance has meaningfully contributed to the attainment of Company objectives.

2.	ELIGIBILITY

Employees eligible to participate in MAAP (the “Participant”) shall include any employee of the Company or any Subsidiary whose position is evaluated under the Company’s Exempt Salary Administration Program (the “Salary Program”) at 994 or more total Hay points. Notwithstanding the above, the Chief Executive Officer (the “CEO”) of the Company or the Compensation Committee may, in their sole discretion, determine that an employee of the Company or any Subsidiary is to be eligible to participate in MAAP, or exclude any employee who is otherwise determined to be eligible.

3.	OBJECTIVE AREAS AND PERFORMANCE LEVELS

Prior to the beginning of each calendar year, or as soon thereafter as reasonably practicable, performance objectives (the “Objective(s)”) shall be established for each Participant in one or more of the three objective areas (“Objective Areas”), i.e. Corporate, Business Unit or Individual.

The Compensation Committee shall establish the Objective(s) and any Control Measures (as defined in section 6 below) in the Corporate Objective Area. The CEO, or his delegate, shall establish the Objectives and any Control Measures in all Business Unit and Individual Objective Areas for all Participants, except as otherwise determined by the Compensation Committee.

For each Objective there may be established performance levels (“Performance Level(s)”) which shall consist of successively better standards or ranges taking into consideration actual progress in the calendar year in accomplishing the Objective(s). For each Objective there may be established Performance Levels under which the percentage of the incentive payout shall be determined by taking into consideration actual progress in the calendar year in achieving the Objective. A payment range, with a minimum and maximum payment, may be established for the Objective.

From time to time, it may be desirable to establish the Objective(s) in such a manner that specific Performance Levels cannot be defined. In such cases, the specific Performance Level(s) will be determined pursuant to section 7 of this Plan.

The Objective(s) in the Individual Objective Area for a Participant may be defined to include specific target areas on which such Participant should focus during the year.

The original definition of any and all Objectives, Objective Areas, Performance Levels, Percentage Weightings (as defined in section 4 below), and Control Measures shall not be changed during the course of a calendar year, except by the approval of the individual or body who originally approved the same. When mid-calendar year changes in the Company’s accounting or internal reporting policies have the effect of making the financial results between two periods not fairly comparable for the purpose of properly measuring performance where Objectives are stated in financial terms, such results may be adjusted in such manner as shall be deemed fair and appropriate by the individual or body who originally approved the Objective.

4.	OBJECTIVE AREA WEIGHTINGS

Coincident with the establishment of Objective Areas, Objectives, and Performance Levels, the CEO, or his delegate, or the Compensation Committee in the case of employees who are either directors of the Company or officers of the Company who are elected by the Board, shall establish a percentage weighting (“Percentage Weighting”) applicable to each Objective Area, or, where applicable, to each Objective within an Objective Area. The total of all Percentage Weightings in all Objective Areas for each Participant shall be 100 percent.

5.	TARGET AWARD LEVEL

Prior to the beginning of each calendar year, or as soon thereafter as reasonably practicable, the Compensation Committee shall establish the Target Award Level, and a maximum payout stated as a percentage of such Target Award Level, that shall apply for each elected officer of the Company. The Chief Executive Officer shall establish Target Award Levels and maximum payouts for each participant in the MAAP who is not an elected officer of the Company. Such Target Award Levels and maximum payouts shall at all times take into account the basic purposes of MAAP, and shall in no event result in the potential obligation to pay incentive compensation which, in the Compensation Committee’s opinion, is not in the best short- and long-range interests of the Company.

6.	CONTROL MEASURES

At the time the Objectives are established, there may also be established certain conditions known as control measures (“Control Measures”) which are either personal as to one individual, or general as to a group of individuals. Failure to fulfill a Control Measure may partially or totally deprive the individual to whom the Control Measure applies of the right to receive an award, notwithstanding the level of performance attained on any or all Objectives, or in any or all Objective Areas.

In the event that the Company’s dividend rate is reduced, other than by reason of stock splits or other similar events having no effect on the actual amount paid out in dividends, no award shall be paid under MAAP for performance during the calendar year in which such a reduction occurs. This shall be a Control Measure and shall apply in each calendar year during which the Plan is in effect.

7.	ASCERTAINMENT OF PERFORMANCE LEVELS

The Performance Level actually attained with respect to any Objective will be stated as a percentage of the Target Award Level.

The Performance level actually attained with respect to any Objective or Control Measure stated in financial terms, and the payment with respect thereto, shall be determined upon the completion of audited results of the Company and its subsidiaries.

When specific Performance Levels in the Corporate Objective Area have not been defined under section 3 of this Plan, the Compensation Committee will determine the Performance Level attained following the end of the calendar year.

The Performance Level attained with respect to any Group or Sector Objective or Control Measure stated in nonfinancial terms shall be determined and approved by all levels in the chain of command which originally approved or defined such Objective or Control Measure following the end of the calendar year.

Performance in the Individual Objective Area will be determined by the CEO, or his delegate, following the end of the calendar year, based upon the Participant’s performance with respect to the specified target areas.

Notwithstanding the above, the Compensation Committee may, in its sole discretion, authorize that such determinations of the Performance Levels attained be made prior to the end of the calendar year, and that the payment of awards be made pursuant to section 10 of this Plan.

8.	AMOUNT OF INCENTIVE COMPENSATION

The amount of incentive compensation an employee is eligible to receive depends upon:

(a)	the Percentage Weighting applicable to that Objective Area,

(b)	the Target Award Level which applies to the Participant,

(c)	the percentage payout of the Target Award Level as a consequence of the Performance Level attained in that Objective Area, and

(d)	the Participant’s annual base salary determined as of December 31 of the calendar year for which the Objectives were established.

Performance in each Objective Area shall be valued by multiplying (a) times (b) times (c) times (d).

Except as otherwise hereinafter provided, the total award a Participant is eligible to receive is the sum of the values attributable to performance actually attained in each Objective Area, as determined by the preceding paragraph.

9.	ADJUSTMENT OF AWARD

Except as otherwise determined by the Compensation Committee, in its sole and absolute discretion, the amount of an award may be adjusted by the CEO, in his sole discretion, to more accurately reflect an individual Participant’s performance during the calendar year.

The amount of the award, in the event of transfers to, from, or between MAAP eligible positions may be reviewed, and may be adjusted and prorated, on such basis as shall be determined fair and equitable by the CEO, or his delegate.

Adjustments may be made in the amount of an award after the potential thereof has been authorized, if the applicable position is reevaluated under the Salary Program during the calendar year, on such basis as shall be determined fair and equitable by the CEO, or his delegate.

A Separation from Service for any reason other than death, retirement, or total and permanent disability prior to the payment of MAAP shall result in a forfeiture of the MAAP award. A Participant’s death, retirement, or total and permanent disability may result in the pro rata or other adjustment to the amount of the award on such basis as shall be determined fair and equitable by the CEO, or his delegate. A Separation from Service means a termination of employment with the Company or any Subsidiary. A Separation from Service with the Corporation or a Subsidiary to accept immediate reemployment with the Corporation or a Subsidiary likewise shall not be deemed to be a Separation from Service for purposes of the Plan. A Separation from Service will also be deemed to have occurred if the Employee’s services with the Company or any Subsidiary is reduced to an annual rate that is 20 percent or less of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period). Subsidiary means any domestic or foreign corporation at least twenty percent (20%) of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation or by other Subsidiaries, provided, however, that “at least fifty percent (50%)” shall replace “at least twenty percent (20%)” where there is not a legitimate business criteria for using such lower percentage.

Notwithstanding any provision of MAAP, no award shall be paid to any individual who, in any calendar year, has discharged his principal accountabilities in a manner deemed unacceptable under the Salary Program.

10.	PAYMENT OF AWARDS

Awards shall be paid in one lump sum in cash no later than 60 days following the calendar year for which the Objectives were established, provided the Participant has not had a Separation from Service from the Company or a Subsidiary on the Award payment date. Should any payments under this Plan be delayed no interest will be owed to the Participant with respect to such late payment. Notwithstanding the above, the Compensation Committee may make payments at such earlier times as it may, in its sole discretion, determine, and the Compensation Committee, or the CEO, in their sole discretion, will make such determinations as to performance, and establish procedures (including repayment of any overpayment which is determined after the completion of the final audit), implementing such early payment.

11.	ADMINISTRATION AND INTERPRETATION

Except as otherwise provided by this Plan, the Compensation Committee has discretionary authority to construe and interpret the Plan and to resolve all questions arising thereunder, and such action shall be final and conclusive as to all individuals affected thereby.

Except as provided in this Plan, no right of any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, whether voluntary or involuntary, prior to actual payment of an award. No Participant, or any other person, shall have any interest in any fund, or in any specific asset or assets of the Company, by reason of an award that has been made but has not been paid or distributed.

Nothing contained in MAAP shall be construed as a contract of employment or as a right of any Participant to be continued in the employment of the Company, or as a limitation on the right of the Company to discharge any Participant with or without cause.

This Plan is intended to be compliant with Section 409A of the Code and the guidance promulgated thereunder. Notwithstanding any other provision of this Plan, the Corporation and the Compensation Committee shall administer and interpret the Plan, and exercise all authority and discretion under the Plan, to satisfy the requirements of Code Section 409A and the guidance promulgated thereunder and any noncompliant provisions of this Plan will either be void or deemed amended to comply with Section 409A of the Code and the guidance promulgated thereunder.

The Compensation Committee may, at any time, amend this Plan, order the temporary suspension of its application, or terminate it in its entirety, provided, however, that no such action shall adversely affect the rights or interests of Participants theretofore vested hereunder.

MAAP is hereby amended and restated effective as of November 13, 2008.